UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 5/13/2022

Gaming and Leisure Properties, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
845 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
(Address of principal executive offices)

610-401-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	GLPI	Nasdaq
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into A Material Definitive Agreement.
On May 13, 2022, GLP Capital, L.P. (“GLP”), the operating partnership of Gaming and Leisure Properties, Inc. (“GLPI”), entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders party thereto from time to time, providing for a $1.75 billion revolving credit facility with a maturity of four years, subject to two six-month extensions at the option of GLP (the “Credit Facility”). The Credit Facility is guaranteed by GLPI.

Subject to customary conditions, including pro forma compliance with financial covenants, GLP can obtain additional revolving commitments and incur term loans under the Credit Agreement, so long as the aggregate principal amount of the loans and unused commitments under the Credit Facility does not exceed $3.5 billion. There is currently no commitment in respect of such incremental loans and commitments.

Interest Rate and Fees

The interest rates per annum applicable to loans under the Credit Facility are, at GLP’s option, equal to either a SOFR-based rate or a base rate plus an applicable margin, which ranges from 0.725% to 1.40% per annum for SOFR loans and 0.0% to 0.4% per annum for base rate loans, in each case, depending on the credit ratings assigned to the Credit Facility. The current applicable margin is 1.05% for SOFR loans and 0.05% for base rate loans. In addition, GLP will pay a commitment fee on the unused portion of the commitments under the revolving facility at a rate that ranges from 0.125% to 0.3% per annum, depending on the credit ratings assigned to the Credit Facility from time to time. The current commitment fee rate is 0.25%.

Amortization and Prepayments

The Credit Facility is not subject to interim amortization. GLP is not required to repay any loans under the Credit Facility prior to maturity. GLP may prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, subject to reimbursement of any SOFR breakage costs of the lenders and may reborrow loans that it has repaid.

Certain Covenants and Events of Default

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of GLPI and its subsidiaries, including GLP, to grant liens on their assets, incur indebtedness, sell assets, engage in acquisitions, mergers or consolidations, or pay certain dividends and make other restricted payments. The financial covenants include the following, which are measured quarterly on a trailing four-quarter basis: (i) maximum total debt to total asset value ratio, (ii) maximum senior secured debt to total asset value ratio, (iii) maximum ratio of certain recourse debt to unencumbered asset value, and (iv) minimum fixed charge coverage ratio. GLPI is required to maintain its status as a real estate investment trust (“REIT”) and is permitted to pay dividends to its shareholders as may be required in order to maintain REIT status. GLPI is also permitted to make other dividends and distributions, subject to pro forma compliance with the financial covenants and the absence of defaults The Credit Facility also contains certain customary affirmative covenants and events of default. The occurrence and continuance of an event of default, which includes, among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with covenants, will enable the lenders to accelerate the loans and terminate the commitments thereunder.

The parties to the credit agreement described above and certain of their respective affiliates have performed investment banking, commercial lending and advisory services for GLPI, from time to time, for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for GLPI and their respective its affiliates in the ordinary course of their business.

The foregoing description is a summary of the Credit Agreement and is qualified in its entirety by the full text of the Credit Agreement, which will be filed as an exhibit to GLPI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 1.02 Termination of a Material Definitive Agreement

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02. On May 13, 2022, in connection with the closing of the Credit Facility described in Item 1.01, GLP terminated its credit agreement, dated as of October 28, 2013, among GLP, J.P. Morgan Chase Bank, N.A., as administrative agent and L/C Issuer, and the lenders party thereto from time to time.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2022	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ Peter M. Carlino
	Name:	Peter M. Carlino
	Title:	Chairman of the Board and Chief Executive Officer

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